Exhibit 8.3

[CWT LETTERHEAD]

October 24, 2003

American Home Mortgage Holdings, Inc.

520 Broadhollow Rd.

Melville, NY 11747

Ladies and Gentlemen:

You have asked us for our opinion regarding certain U.S. federal income tax matters in connection with the Agreement and Plan of Merger by and among American Home Mortgage Holdings, Inc., a Delaware corporation (“AHM”), American Home Mortgage Investment Corp., a Maryland corporation (“AHM Investment Corp.”), and Apex Mortgage Capital, Inc., a Maryland corporation (“Apex”), dated July 12, 2003 (the “Merger Agreement”). All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Merger Agreement.

In rendering our opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-4, as filed by AHM Investment Corp. with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which includes the Joint Proxy Statement/Prospectus that the Company sent to its stockholders in connection with the stockholders’ meeting to adopt the Merger Agreement (the “Registration Statement”), (ii) the organizational documents of AHM and AHM Investment Corp., (iii) the Merger Agreement, and (iv) a certificate executed by a duly appointed officer of AHM Investment Corp. setting forth certain factual representations and covenants (the “Officer’s Certificate”), dated October 23, 2003. In rendering our opinion, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments we have examined as originals, the conformity to original documents, agreements and instruments of all copies or specimens of documents, agreements and instruments we have examined, the authenticity of the originals of such copies or specimens of documents, agreements and instruments we have examined and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications as to knowledge or belief or any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. In addition, we have assumed generally that during its initial taxable year ending December 31, 2003 and subsequent taxable years, AHM Investment Corp. has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in the Officer’s Certificate true for such years, and that AHM Investment Corp. will not make any amendments to its organizational documents after the date of this opinion letter that would affect AHM Investment Corp.’s qualification as a REIT, as defined below.

As to any facts material to the opinion expressed below that are not known to us, we have relied upon statements and representations of officers and other representatives of AHM and AHM Investment Corp. We have not undertaken any independent investigation to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of AHM and AHM Investment Corp. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents, and that such documents accurately and completely reflect the material facts of such transactions relevant to our opinion.

We have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

The following opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretations thereof. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in law that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions. “Change in law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law or regulation (or in the application or interpretation of any law or regulation) that occurs on or after the Closing Date. We expressly disclaim any obligation or undertaking to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions. We will not review on a continuing basis AHM Investment Corp.’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein.

Based upon and subject to the foregoing, we are of the opinion that, commencing with AHM Investment Corp.’s initial taxable year ending December 31, 2003, AHM Investment Corp. is organized in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Code, and that its actual method of operations and its proposed method of operations will enable AHM Investment Corp. to meet the requirements for qualification and taxation as a REIT under the Code.

AHM Investment Corp.’s qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements including requirements relating to distribution levels, diversity of stock ownership, asset composition, source of income, and recordkeeping, the results of which are not reviewed by us. Accordingly, no assurance can be given that AHM Investment Corp. will satisfy the requirements for qualification and taxation as a REIT for any given tax year. We do not undertake to monitor whether AHM Investment Corp. will in fact, through actual operating results, satisfy the various qualification requirements, and we express no opinion whether AHM Investment Corp. will actually satisfy these various qualification requirements in the future.

We express no opinion on any other issue relating to AHM Investment Corp. or to an investment therein. This opinion letter is being furnished to AHM so that AHM may comply with its obligation under the Federal securities laws. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law, as defined above.

Very truly yours,

/S/    CADWALADER, WICKERSHAM & TAFT LLP

CADWALADER, WICKERSHAM & TAFT LLP

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